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                                  EXHIBIT 99.2

                                      PROXY


        The undersigned stockholder of Big Sky Western Bank appoints ROBERT L. KESTER to vote as the undersigned's proxy, with the power to appoint his substitute, and hereby authorizes said proxy to represent and to vote, all of the shares of common stock of Big Sky Western Bank (BSWB) held of record by the undersigned at the special meeting of shareholders of BSWB to be held in Big Sky, Montana on January __, 1999, or at any adjournment thereof, upon the following matters:

1. To approve the Plan and Agreement of Share Exchange between Glacier Bancorp, Inc. and BSWB dated as of October 20, 1998, and amended as of November 25, 1998, providing for the acquisition of all BSWB common stock by Glacier Bancorp, Inc.

           Please mark only one of the following options:

                         [ ] For                 [ ] Against

2. In his discretion, on such other business as may properly come before the meeting or any adjournment thereof.

        This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for proposal No. 1.

        The undersigned may revoke this Proxy before its exercise at the special meeting by (i) giving written notice of such revocation to Michael R. Scholz, Secretary, Big Sky Western Bank, P.O. Box 160489, Big Sky, Montana 59716, or
(ii) by oral or written request of the undersigned at the special meeting. Please note that attendance at the special meeting by a shareholder who has executed or has delivered a valid proxy will not itself revoke that proxy.

        Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. Anyone signing as corporate officer, executor, administrator, trustee, guardian, or in another representative capacity should indicate office or capacity.


Dated:               , 199   .            -------------------------------------
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Please mark, sign, date and return this Proxy
promptly using the enclosed envelope.